EXHIBIT (8)(l)(1)

ADDENDUM NO. 2 TO PARTICIPATION AGREEMENT (DAVIS)

ADDENDUM No. 2

TO

PARTICIPATION AGREEMENT

ADDENDUM No. 2 dated as of October 28, 2005, to the PARTICIPATION AGREEMENT (the “AGREEMENT”) among DAVIS VARIABLE ACCOUNT FUND, INC.; DAVIS DISTRIBUTORS, LLC; and TRANSAMERICA LIFE INSURANCE COMPANY (previously, PFL LIFE INSURANCE COMPANY) dated February 28, 2000.

In consideration of the mutual benefits which the parties anticipate, they hereby agree to amend the PARTICIPATION AGREEMENT as follows:

(1) Paragraph 8 of the Agreement is hereby deleted in its entirety and replaced with the following paragraph 8:

WHEREAS, the Insurance Company has registered under the 1933 Act, or will register under the 1933 Act (unless registration is not required under applicable law), certain variable annuity or variable life insurance contracts identified on Schedule B to this Agreement, as amended from time to time hereafter by mutual written agreement of all the parties hereto (the “Contracts”); and

(2) Paragraph 10 of the Agreement is hereby deleted in its entirety and replaced with the following paragraph 10:

WHEREAS, the Insurance Company has registered or will register each Account as a unit investment trust under the 1940 Act or, alternatively, has properly relied on the exclusion from registration in 3(c)(11), 3(c)(1) or 3(c)(7) of the 1940 Act; and

(3) Section 2.1 is hereby deleted in its entirely and replaced with the following Section 2.1:

The Insurance Company represents, warrants and agrees that the offerings of the Contracts are, or will be, registered un the 1933 Act or, alternatively, are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act; that the Contract will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with the applicable state insurance suitability requirements. The Insurance Company further represents that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under Delaware insurance law and has registered, or warrants and agrees that prior to any issuance or sale of the Contract it will register, the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or, alternatively, has not registered an Account in proper reliance upon the exclusion from registration in 3(c)(11), 3(c)(1) or 3(c)(7) of the 1940 Act.

(4) Add an Account

In addition to the Accounts already listed on Schedule B, the following Account is added:

PFL Corporate Account One established August 10, 1998

(5) Add a Contract

In addition to the Contracts already listed on Schedule B, the following Contract is added:

Transamerica Life Insurance Company Form Nos. WL712 136 84 798 and WL936 136 89 101 (including successor forms, addenda and endorsements – may vary by state), sold under marketing names Advantage V or Advantage VI or successor/additional marketing names from time to time.

The Davis Value Portfolio may be offered by these Accounts

All other terms of the PARTICIPATION AGREEMENT remain unchanged.

IN WITNESS WHEREOF, the parties have duly executed and sealed this ADDENDUM No. 2, all as of the date first written above.

TRANSAMERICA LIFE INSURANCE COMPANY
(formerly: PFL LIFE INSURANCE COMPANY)
(“Insurance Company”)
By its authorized officer,

By:	/s/ Priscilla I. Hechler
Priscilla I. Hechler
Title:	Assistant Secretary

DAVIS VARIABLE ACCOUNT FUND, INC.
(“Company”)
By its authorized officer,

By:	/s/ Thomas Tays
Thomas Tays
Title:	Vice President

DAVIS DISTRIBUTORS, LLC
(“Davis Distributors”)
By its authorized officer,

By:	/s/ Thomas Tays
Thomas Tays
Title:	Vice President